EXHIBIT 99.1


                      ACTERNA PREPARES REORGANIZATION PLAN

      - Business to Continue Normal Operations Under Chapter 11 Protection
         - Secures $30 Million Debtor-in-Possession Financing Facility
    - Filing Limited to Acterna Corporation and Its Subsidiaries in the U.S.

Germantown, MD, May 6, 2003 - Acterna Corporation (OTCBB: ACTR) today announced that it has negotiated a term sheet with its key lenders to significantly reduce its debt through a reorganization of its capital structure designed to strengthen its financial and competitive position. To facilitate the restructuring, Acterna, together with its domestic subsidiaries, has voluntarily filed for chapter 11 bankruptcy court protection under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Acterna has provided to the court proposed terms of its pre-negotiated reorganization that enable it to support its position as one of the world's leading providers of communication network test and management solutions.

Acterna also announced that it has arranged debtor-in-possession financing of $30 million from a group of banks led by JPMorgan Chase Bank and General Electric Capital Corporation. This financing, combined with the company's current cash, enables Acterna to continue to execute its business plan. This plan includes substantial investment in research and development to build on Acterna's leadership position in communications test and management solutions for optical, access and cable networks.

Acterna's chapter 11 filing applies only to its subsidiaries in the U.S. and will not impact its operating subsidiaries in Europe, Latin America or the Asia-Pacific region. The terms of Acterna's debt restructuring plan, developed in collaboration with certain of its key lenders, include:

       - reduction of Acterna's long-term debt by more than $750 million, or 78 percent of the company's existing debt; and
      - reduction in annual cash interest expense by at least $45 million.

Acterna offers its portfolio of communications test instruments, services and systems in 164 countries around the globe, and anticipates no disruption of orders or services to its customers.

"Acterna's business remains fundamentally sound and, we believe, focused on the best growth opportunities in the communications test industry," said John Peeler, Acterna's president and chief executive officer. "In response to a prolonged industry downturn, we have taken aggressive steps to align the company's cost structure with the industry's reduced revenue outlook. Combined with our reorganization efforts, we believe these steps position Acterna to emerge as a strong, well-capitalized provider of communications test solutions."

"It is important for our customers to know that our commitment to communications test innovation and the highest levels of customer service excellence is stronger than ever," Peeler added.

Acterna's chapter 11 filing today includes a series of first-day motions that, if approved, allow Acterna to operate in the normal course, including meeting the normal employee payroll cycle, maintaining customer programs, satisfying tax obligations, and the ability to fund foreign operations.


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The reorganization will become final upon approval of the bankruptcy court and the affirmative vote of the lender group.

Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

                                      # # #

Certain statements contained herin constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herin to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Contacts:

Media - Jim Monroe, 240-404-1922
Investor Relations - Mike Rhine, 240-404-1823